CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust IV, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV

Eliminates Asset Management Fees During Offering Period

New York, New York, September 11, 2012 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that, its board of directors and management mutually agreed to eliminate the payment of asset management fees to its advisor during the life of the Company’s offering. Instead of cash or restricted stock as previously approved, effective immediately, the Company’s advisor will receive operating partnership units (“OP units”), which will constitute profits interest and will be forfeited unless a performance hurdle is met. Going forward, the OP units would be received on a quarterly basis.

The OP units will only vest to the extent 100% of shareholder capital is returned plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors.

“As a part of our ongoing efforts to implement best practices to the non-traded REIT industry, we believe that making asset management fees subject to a performance hurdle and shareholder return immediately from inception sets the new standard for aligning our interest with our investors,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT IV.

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment program.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

ARCT IV filed a registration statement on Form S-11 (including a prospectus) with the SEC on March 22, 2012 and the registration statement became effective on June 8, 2012. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents ARCT IV has filed with the SEC for more complete information about ARCT IV and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The final prospectus, dated June 8, 2012, and supplements thereto are available on the SEC Web site at:

http://www.sec.gov/Archives/edgar/data/1545208/000114420412034889/v316111_424b3.htm,

http://www.sec.gov/Archives/edgar/data/1545208/000114420412040596/v319038_424b3.htm and

http://www.sec.gov/Archives/edgar/data/1545208/000114420412044332/v321003_424b3.htm.

Alternatively, ARCT IV or Realty Capital Securities, LLC, the dealer manager participating in the offering, or any other dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-877-373-2522.